Exhibit 6(g)

AMENDED AND RESTATED OPERATING AGREEMENT

OF

ALLEGIANCY HOUSTON, LLC

Exhibit 6(g)

AMENDED AND RESTATED OPERATING AGREEMENT

OF

ALLEGIANCY HOUSTON, LLC

a Delaware limited liability company

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of ALLEGIANCY HOUSTON, LLC, a Delaware limited liability company (the “Company”), is made as of this 29th day of May, 2015, by and among the Company, Allegiancy, LLC, a Delaware limited liability company (“Allegiancy”), and TriStone Realty Management, LLC, a Delaware limited liability company (“TriStone” and, together with Allegiancy and any and all other Persons (as defined below) that become members of the Company from time to time, the “Members” and each, a “Member”) for the regulation of the affairs and the conduct of the business of the Company, recites and provides as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions.

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after crediting to such account any amounts which such Member is treated as obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5) and debiting such account by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  The term “control” (including the terms “controls”, “controlling”, “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of at least fifty percent (50%) of the voting securities, by contract or otherwise.

“Affiliate Transferee(s)” shall mean any or all, as appropriate, of the Affiliates of the Member to whom such Member may transfer such Member’s Shares, or any of them.

“Agreement” shall mean this Amended and Restated Operating Agreement of the Company, as it may be amended from time to time, which amends and restates the Operating Agreement of the Company dated April 30, 2015.

“Board of Managers or Board” shall mean the board of Managers of the Company as described and as designated or elected under Article IV.

“Bona Fide Offer” shall mean an offer in writing made on an arm’s-length basis, signed by the offeror, who must not be an Affiliate of the recipient of the offer and who must be financially capable of carrying out the terms of the offer, and binding the offeror to such terms and, in the event consummation of such terms does not result in termination of this Agreement, further binding the offeror to the terms of this Agreement.

“Capital Contribution” shall mean the amount of money or the fair market value of other property contributed to the capital of the Company by each Member, as set forth in Exhibit B, as amended from time to time.

“Change of Control” means any sale by the Company of all or substantially all of its operating assets, or a change in ownership, or a series of changes, whether resulting from any sale of Shares, merger, consolidation, share exchange, reorganization, combination or other event, which results in the ownership by the Members existing as of the date of execution of a promissory note in favor of a member pursuant to Section 11.9 or Section 11.10 below of less than fifty percent (50%) of the Shares following such event.

 “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor provision of law.

“Company” shall mean Allegiancy Houston, LLC, a Delaware limited liability company.

“Conflict of Interest Transaction” shall mean a transaction between or involving, directly or indirectly, (i) the Company or an Affiliate of the Company, on one hand, and (ii) a Manager or an Affiliate of a Manager, on the other.

“Conversion Event” shall mean the payment by TriStone of all amounts due and owing under that certain promissory note made by TriStone in favor of Allegiancy in the amount of $1,000,000 and dated , 2015 by delivering to Allegiancy, in lieu of cash, three hundred (300) Shares (as may be adjusted to account for any Shares split, recapitalization or similar transaction) pursuant to the terms of such promissory note.

“Disabled” shall mean, with respect to an individual, where such individual suffers any illness, injury, or other physical or mental incapacity that prevents him or her from adequately performing the duties associated with his or her duties as a Manager, Officer, employee of, or independent contractor or consultant to, the Company (whichever applies) for an uninterrupted period of twelve (12) months, as determined by a panel consisting of (i) the regular attending physician of such individual, (ii) a physician selected by a simple majority vote of the issued and outstanding Shares (exclusive of the Shares owned directly or beneficially by such individual), and (iii) a third physician selected by the first two (2) panel-members.

 “IRS” shall mean the Internal Revenue Service.

“Managers” shall mean the Managers elected or appointed pursuant to Section 4.1(b)

“Member” or “Members” shall have the meaning provided in the Preamble hereof.

“Officers” shall mean the Officers elected or appointed pursuant to Section 5.1.

“Percentage Interest” means, with respect to each Member, such Member’s percentage ownership interest in the Company (for all purposes other than those instances where the term “Profit/Loss Percentage” is used in this Agreement), calculated by dividing the number of Shares held by such Member by the total of all outstanding Shares of the Company.  The Percentage Interest of each Member shall be set forth on Exhibit B, as may be amended from time to time.

“Person” shall mean and include an individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity.

“Profit/Loss Percentage” means, with respect to each Member, such Member’s percentage interest in the Company’s profits and losses, and cash distributions, as set forth on Exhibit B, as may be amended from time to time.  Pursuant to the agreement of the Members as of the date of this Agreement, (i) until the Conversion Event occurs, the Profit/Loss Percentage of TriStone shall be 30% and the Profit/Loss Percentage of Allegiancy shall be 70%, and (ii) upon the occurrence of the Conversion Event and thereafter, the Profit/Loss Percentage of each Member shall be equal to the Percentage Interest of such Member.

“Separation” shall mean, with respect to an individual, the occurrence of any of the following: (i) such individual ceases to perform any substantial duties as a Manager, Officer, or employee of, or independent contractor or consultant to, the Company for an uninterrupted period of six (6) months, (ii) such individual states in writing that he or she has separated from the Company and will no longer perform any such duties, or (iii) any employment agreement between the Company and such individual is terminated by the Company for Cause.

“Shares” shall mean, with respect to each Member, such Member’s units of membership interest in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act.  The number of Shares owned by each Member shall be set forth on Exhibit B, as may be amended from time to time.

“State” shall mean the State of Delaware.

“Terminating Capital Transaction” shall mean the sale, exchange or other disposition (including a disposition pursuant to foreclosure or deed in lieu of foreclosure) of the assets of the Company or following the dissolution and termination of the Company pursuant to one of the other events listed in Section 7.6 hereof.

“Transfer” shall mean (a) when used as a noun, any sale, exchange, pledge, encumbrance, gift, bequest, attachment or other transfer or disposition of Shares, or any right or interest therein, or permitting any Shares or any right or interest therein to be sold, exchanged, pledged, encumbered, given, bequeathed, attached or otherwise disposed of or having or allowing the ownership of any Shares, or any right or interest therein, to be changed, assigned, exchanged or converted in any manner, whether voluntarily, involuntarily or by operation of law, or (b) when used as a verb, to consummate such sale or other transaction described in clause (a) above.

“Treasury Regulations” shall mean the Treasury regulations issued under the Code, as amended and as hereafter amended from time to time.  Reference to any particular provision of the Treasury Regulations shall mean that provision of the Treasury regulations on the date hereof and any successor provision of the Treasury Regulations.

ARTICLE II
NAME; PURPOSE; TERM

Section 2.1  Formation.

The Members hereby acknowledge the formation of the Company as a limited liability company pursuant to the Act by virtue of the Certificate of Formation filed with the Delaware Secretary of State effective as of April 30, 2015.

Section 2.2  Name, Office, and Registered Agent.

(a) The name of the Company shall be “Allegiancy Houston, LLC.”  The principal office and place of business shall be 13831 Northwest Freeway, Ste 510, Houston, Texas 77040.  The Board may at any time change the location of such office to another location.

(b) The registered agent and office of the Company required under the Act shall be as designated in the Company’s Certificate of Formation, and may be changed by the Board in accordance with the Act.  The principal business office of the Company shall be located at the principal office address on file with the Delaware Secretary of State, as updated from time to time.

Section 2.3  Governing Law.

This Agreement and all questions with respect to the rights and obligations of the Members, the construction, enforcement, and interpretation hereof, and the formation, administration, and termination of the Company shall be governed by the provisions of the Act and other applicable laws of the State, without regard to its conflict of law provisions.

Section 2.4  Purpose.

The Company was formed for the purpose of engaging in (i) real estate asset management services, and (ii) any other lawful business, purpose or activity for which a limited liability company may be organized under the Act.  The Company shall have all powers and rights of a limited liability company organized under the Act, to the extent such powers and rights are not proscribed by the Company’s Certificate of Formation.

Section 2.5  Term.

(a) The Company’s existence shall be perpetual, except the Company shall be dissolved and terminated upon the first to occur of the following:

(i) The unanimous written agreement of all the Members to dissolve and terminate the Company;

(ii) The entry of a decree of judicial dissolution under Section 18-802 of the Act;

(iii) The automatic cancellation of the Company’s Certificate of Formation pursuant to the Act; or

(iv) As otherwise required by the Act.

(b) Upon the dissolution of the Company for any reason, the Members shall promptly proceed to wind up the affairs of and liquidate the Company.  Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the liquidation period in the same manner as before dissolution.

ARTICLE III
RIGHTS AND OBLIGATIONS OF MEMBERS

Section 3.1  Members.

The rights and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.  The address, telephone number and facsimile number of each Member are set forth opposite each Member’s name on Exhibit A attached hereto.

Section 3.2  Other Business Activities; No Outside Asset Management Activities.

Any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others; provided, however, that neither TriStone nor Randy McQuay may, directly or indirectly or by or through any Affiliate of either of them, engage in any real estate asset management services or activities other than through the Company.  For avoidance of doubt, TriStone and Randy McQuay, in their own names or by or through an Affiliate, may engage in real estate acquisition and ownership and other real estate-related activities, other than asset management, but (i) must perform all asset management services or activities with respect to the real estate involved in such other activities through the Company, and (ii) may not refer any asset management services or activities to any service provider other than the Company.

Section 3.3  No Right to Withdraw.

Except as otherwise provided in this Agreement, no Member shall have any right to voluntarily resign, disassociate or otherwise withdraw from the Company without the written consent of all of the other Members of the Company.

Section 3.4  Meetings of the Members.

No annual or special meetings of the Members shall be required.  Any action required or permitted to be taken at any meeting may be taken without a meeting if a written consent setting forth the action to be taken is signed by that number of Members required to act with respect to the subject matter thereof.  Meetings of the Members may be held by telephone or other device so long as all participants in such meeting can be heard.  Meetings of the Members may be held at any time at the written request of either Member on not less than two (2) days advance written notice.  Written notice to a Member may be delivered in person or sent by mail or facsimile transmission to the address of such Member set forth on Exhibit A of this Agreement, as such address may be changed from time to time.

Section 3.5  Limitations on Actions by Members.

Except for any matters expressly reserved to the Members, no Member shall have any right to take part in the management or operation of the Company other than in such Member’s capacity as a Manager or Officer, if applicable.  No Member shall, without the prior written approval of the Board, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement.

Section 3.6  Actions Requiring Unanimous Consent.

The written consent of Members who together hold all of the Shares (a “Unanimous Member Consent”) shall be required to authorize the Company to:

(a) File or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding; institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally;

(b) Seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its properties;

(c) Make any assignment for the benefit of the creditors of the Company;

(d) Amend the Certificate of Formation or this Agreement in any way having any effect on this Section 3.6, either directly or indirectly;

(e) approve the dissolution of the Company.

ARTICLE IV
MANAGEMENT OF THE COMPANY

Section 4.1  General Powers; Designation of the Board of Managers.

(a) The property, business and affairs of the Company, and the Officers of the Company, shall be managed under the direction of the Board of Managers.  Except as otherwise expressly provided by law, the Certificate of Formation or this Agreement, and except as otherwise delegated by the Board to the Officers (including the delegation of power to the President and Chief Executive Officer as provided in Article V below), the Board shall have complete and exclusive control of the management of the Company’s business and affairs, with the right, power, and authority on behalf of the Company and in its name to execute documents or other instruments and exercise all of the rights, powers, and authority of the Company under the Act and to take any and all actions that the Company may be entitled to take.

(b) The Board shall consist of three (3) Persons (the “Managers”).  So long as TriStone and its Affiliates own at least three hundred (300) Shares (as may be adjusted to account for any Shares split, recapitalization or similar transaction), TriStone or its Affiliate Transferees shall be entitled to appoint one (1) Manager (the “TriStone Manager”).  So long as Allegiancy and its Affiliates own, collectively, at least three hundred (300) Shares (as may be adjusted to account for any Shares split, recapitalization or similar transaction), Allegiancy or its Affiliate Transferees shall be entitled to appoint one (1) Manager (the “Allegiancy Manager”).  As between TriStone and its Affiliates, on one hand, and Allegiancy and its Affiliates, on the other, the Member that holds Shares representing a higher Percentage Interest than the other shall be entitled to appoint one (1) additional Manager (the “Third Manager”).  TriStone, which holds more Shares than Allegiancy as of the date of this Agreement, hereby appoints Randy McQuay (“McQuay”) as the initial TriStone Manager and  (““) as the Third Manager, and Allegiancy hereby appoints Stevens M. Sadler (“Stevens”) as the initial Allegiancy Manager.  Accordingly, the initial Managers shall be McQuay, Stevens and .

(c) A replacement Manager to fill each vacancy that may exist from time to time on the Board shall be appointed by (i) TriStone or its Affiliate Transferees, with respect to a TriStone Manager vacancy, (ii) Allegiancy or its Affiliate Transferees, with respect to an Allegiancy Manager vacancy, or (iii) the affirmative vote or approval of Members owning at least sixty percent (60%) of all then-outstanding Shares, with respect a Manager vacancy that is neither a TriStone Manager vacancy or an Allegiancy Manager vacancy.

Section 4.2  Decisions and Voting by the Board of Managers.

(a) So long as two (2) or more Managers are serving in accordance with the terms of this Agreement, (a) a majority of the Managers then serving shall be required to constitute a quorum for the transaction of business by the Board, and (b) the act of at least a majority of the Managers then serving shall be the act of the Board.  Less than a quorum may adjourn any meeting.

(b) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a written consent setting forth the action to be taken is signed by that number of Managers required to act with respect to the subject matter thereof.

(c) Notwithstanding anything to the contrary stated above, the affirmative vote or consent of both the Allegiancy Manager and the TriStone Manager (a “TriStone-Allegiancy Manager Consent”) shall be required, and shall be sufficient, to take the following actions on behalf of the Company:

(i) Merger or consolidation with, or acquisition of, any other business;

(ii) Causing or permitting the Company to obtain a loan or incur any indebtedness for borrowed money, other than trade debt in the ordinary course of business of the Company, in excess of Five Thousand Dollars ($5,000);

(iii) Pledging, placing in trust, assigning or otherwise, encumbering any existing property, real or personal, now owned or hereafter acquired by the Company, excluding accounts receivable from trade creditors, as collateral or security for any borrowing or other obligation of the Company, to secure any Company indebtedness except for pledges or deposits under workmen’s compensation, unemployment insurance or social security laws or to secure the performance of bids, tenders, contracts (other than the repayment of money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or similar bonds used in the ordinary course of business of the Company;

(iv) Causing or permitting the Company to make any loan, ordinary expenditure, capital expenditure, call or other contribution with respect to any security, asset, venture or investment project or item held or engaged in by the Company, or any series of related or similar loans, expenditures, calls or other contributions in an amount in excess of Five Thousand Dollars ($5,000), except as specifically provided in this Agreement;

(v) Making any investment in any Person or taking any action, giving any consent or casting any vote required under the terms of any stock, membership interest or equity purchase, stockholder, transfer, registration rights, operating, put or other agreement of any nature pertaining to any investment in any Person;

(vi) Commencing or entering into the resolution of any actual or threatened litigation involving the Company with respect to which the aggregate amount in controversy exceeds Five Thousand Dollars ($5,000) or that is otherwise material or seeking injunctive relief against or on behalf of the Company;

(vii) Selling or otherwise disposing of, or contracting to sell or otherwise dispose of, any of the Company’s assets in any transaction or series of similar or related transactions out of the ordinary course of business of the Company;

(viii) Making any distributions of Company cash or other property except as specifically provided in this Agreement;

(ix) Approval of the compensation payable to any Member, or any amendment, adjustment or other change to the compensation or other terms applicable to any Member, with respect to such Member’s employment with the Company or engagement as independent contractor with the Company;

(x) Approving or disapproving any Annual Budget (as hereafter defined), or any modifications to any Approved Annual Budget (as hereafter defined).

(xi) Creating or authorizing any new class or series of Shares or equity, or selling, issuing, granting, or selling any additional Shares or equity of the Company; and

(xii) Exercising any rights to purchase the Shares of any Transferring Member pursuant to, or taking any other actions specified in, Article XI of this Agreement;

provided, however, that in the event that the transaction described in this Section 4.2(b) is a Conflict of Interest Transaction, the interested Manager shall have abstained and each of the two (2) disinterested Managers shall have voted for or consented to the transaction.  For avoidance of doubt, no Member vote, consent or other form of approval shall be required to approve the actions described in this Section 4.2.

Section 4.3  Removal or Resignation of Managers.

(a) Upon such time that TriStone and its respective Affiliates own less than three hundred (300) Shares (as may be adjusted to account for any Shares split, recapitalization or similar transaction), the then-serving TriStone Manager shall automatically be removed as Manager unless the Members owning at least sixty percent (60%) of all then-outstanding Shares, by their affirmative vote or consent, agree to retain such former TriStone Manager as a Manager.

(b) McQuay shall be entitled to serve as the TriStone Manager until such time as (i) he resigns, dies, is Disabled or is removed or replaced by TriStone or its Affiliate Transferees, or (ii) he is removed for Cause (as hereafter defined) by the unanimous vote or consent of the remaining Managers.  The term “Cause” shall have the meaning assigned to such term in any employment agreement between McQuay and the Company; provided, however, that if there is no such employment agreement or defined term therein, the term “Cause” shall mean (1) McQuay’s material violation of any agreement between McQuay and the Company, which violation is not cured within ten (10) days after written notice thereof by the Company to McQuay (which notice shall specifically describe such alleged violation), (2) an act or acts of dishonesty by McQuay which are intended to or do result in McQuay’s personal enrichment or a material adverse effect upon the Company’s or any of its Affiliates’ assets, business condition (financial or otherwise), prospects or reputation, or (3) conviction of a felony or misdemeanor involving fraud, breach of trust or misappropriation.

(c) Upon such time that Allegiancy and its respective Affiliates own less than three hundred (300) Shares (as may be adjusted to account for any Shares split, recapitalization or similar transaction), the then-serving Allegiancy Manager shall automatically be removed as Manager unless the Members owning at least sixty percent (60%) of all then-outstanding Shares, by their affirmative vote or consent, agree to retain such former Allegiancy Manager as a Manager.

(d) Any Manager may resign at any time by giving written notice of his intention to do so to the Board.  In the event of a removal or resignation of a Manager, a replacement for such Manager shall be appointed in the manner provided in Section 4.1(c) within thirty (30) days after such Manager’s removal or resignation.

Section 4.4  Duties of Managers.

Each Manager shall devote such time, effort, and skill to the Company’s business affairs as is necessary and proper for the Company’s welfare and success.  The Members expressly recognize that the Managers have or may have substantial other business activities and agree that the Managers shall not be bound to devote all of their business time to the affairs of the Company.

Section 4.5  Meetings of the Board.

(a) Meetings of the Board may be called by any Manager.  Notice of a meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Manager either by mail not less than fourteen (14) days before the date of the meeting or by telephone, facsimile or telegram no less than five business days before the date and hour of the meeting.  Presence at the meeting shall constitute waiver of any deficiency of notice under this Section 4.6.

(b) The Board shall hold its meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.  The Board may approve any action that could be taken at a meeting by written consent pursuant to the terms set forth in Section 4.2(a).  Participation in a meeting or the execution of a written consent pursuant to Section 4.2(a) shall constitute presence in person at such meeting and shall constitute a waiver of any deficiency of notice pursuant to Section 4.6(a).

Section 4.6  Annual Budget.

The Company’s President shall, for the calendar year 2015 and for each calendar year thereafter, prepare a proposed annual budget setting forth in reasonable detail a projection of the Company’s gross revenue, operating expenses, net operating income, capital costs for such calendar year (each, an “Annual Budget”), and shall submit such proposed Annual Budget to the Board no later than November 15 of the year preceding such calendar year.  The Board shall review each proposed Annual Budget so submitted by the President, and shall, promptly upon the completion of such review, either approve the proposed Annual Budget or advise the President with reasonable specificity of the Board’s objections thereto, if any.  The President and the Board shall, promptly thereafter, work together in good faith to revise such proposed Annual Budget to address the Board’s objections, if any, and to include such additional information requested by the Board, if any, until the Board approves such Annual Budget.  Each such Annual Budget, when so approved by the Board pursuant to Section 4.2(b)(x) above, shall be referred to as an “Approved Annual Budget”.

ARTICLE V
OFFICERS

Section 5.1  Designation and Election of Officers; Terms.

The Board shall appoint such officers of the Company, including without limitation a President and Treasurer, as it deems appropriate from time to time (all such officers, the “Officers”).  Except as otherwise set forth in Section 5.2 below, all Officers shall hold office until the next annual meeting of the Board and until removed by the Board or until their successors are elected.  Any two (2) or more offices may be held by the same person.  McQuay is hereby appointed as the Company’s initial President.

Section 5.2  Removal of Officers; Vacancies.

(a) Any Officer may be removed summarily with or without cause, at any time, by the Board.  Vacancies, including a vacancy caused by the death, disability, resignation, or removal of any Officer, may be filled by the Board.

(b) Notwithstanding the provisions of Section 5.2(a) above, McQuay shall serve as the President of the Company until such time as (i) McQuay resigns, (ii) McQuay dies or is Disabled, (iii) McQuay is removed for Cause by TriStone-Allegiancy Manager Consent, or (iv) TriStone and its Affiliates own less than thirty percent (30%) of all then-outstanding Shares; in any such case, McQuay shall automatically be removed as President unless retained as President by TriStone-Allegiancy Manager Consent.

Section 5.3  Duties.

The Officers shall have such powers and duties as generally pertain to their respective offices as well as such powers and duties as are hereinafter provided or as from time to time shall be conferred upon them by the Board.  The duties of the President and Treasurer are set forth below.  Subject to the terms of Section 3.6, the Board shall have the power to delegate any of its authority hereunder to any Officer or Officers.

Section 5.4  President.

The President of the Company shall serve as the Company’s chief executive officer.  He or she shall have be primarily responsible for the implementation of the policies of the Board, and the day-to-day management and direction of the business, affairs and operations of the Company and its divisions, if any, subject only to the ultimate authority and direction of the Board.  Furthermore, he or she shall be responsible for preparing the Annual Budgets in accordance with the provisions of Section 4.7 above, and shall have such duties and authorities generally associated with the title “general manager.”  In addition, he or she shall perform such other duties as from time to time may be assigned to him by the Board.

Section 5.5  Treasurer.

The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit all monies and securities of the Company in such banks and depositories as he or she shall deem appropriate.  He or she shall be responsible (a) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (b) for the preparation of appropriate operating budgets and financial statements; (c) for the preparation and filing of all tax returns required by law; (d) for financial and accounting matters; and (e) for the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board.  The Treasurer may sign and execute in the name of the Company certificates evidencing Shares, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly and exclusively delegated by the Board or by this Agreement to some other officer or agent of the Company or shall be required by law or otherwise to be signed or executed.

Section 5.6  Compensation of Officers.

The compensation of the Officers and all policies pertaining thereto shall be established by the Board on an annual basis.  Any fee paid to an Officer who is also a Member shall be deemed a guaranteed payment pursuant to Section 707(c) of the Code.

ARTICLE VI
CAPITAL CONTRIBUTIONS OF MEMBERS

Section 6.1  Initial Capital Contributions.

Each Member’s initial Capital Contribution, Percentage Interest and Profit/Loss Percetentage are set forth on Exhibit B hereto.

Section 6.2  Additional Capital Contributions; Capital Calls.

Whenever the Board, by TriStone-Allegiancy Manager Consent, determines that additional capital is required for operating expenses, debt service, an acquisition or other Company obligations, the Board may, by TriStone-Allegiancy Manager Consent, at any time and from time to time, call for additional Capital Contributions by each Member in amounts that are proportionate to their respective Profit/Loss Percentages.  Each Member shall make such additional Capital Contributions within ten (10) business days after such Member’s receipt of notice of such capital call pursuant to this Section 6.2.  Except as otherwise expressly provided in this Section 6.2 or elsewhere in this Agreement, no Member shall be required under any circumstances to contribute any additional money or property to the Company.

Section 6.3  Effect of Failure to Contribute Capital.

(a) In the event that any Member or Members (the “Contributors”) shall make an additional Capital Contribution requested under Section 6.2 above and any other Member or Members (the “Non-Contributors”) fail to make such Capital Contribution (the “Required Contribution”) in full within the ten (10) business day period described in Section 6.2 above, each such Contributor shall be entitled to elect, within fifteen (15) days after the expiration of such ten (10) business day period, to either (i) withdraw the Required Contribution made by such Contributor pursuant to Section 6.2 above, or (ii) advance to the Company both (A) its Required Contribution and (B) any amount of the Required Contribution of the Non-Contributors which the Non-Contributors failed to timely contribute.  In the event any one or more Contributors elect to advance their Required Contribution and the portion of the Non-Contributors’ Required Contribution that such Non-Contributors failed to timely contribute (such electing Contributors, the “Lending Members”), the total of such Required Contribution shall be treated as and shall constitute indebtedness of the Company owed to the Lending Members.

(b) The loans described in Section 6.3(a) above shall be evidenced by the Company’s promissory notes in a form to be provided by legal counsel to the Company, provided that (i) the terms of such notes shall require the entire principal of the note to be paid to the Lending Members prior to any distribution of Cash Available for Distribution to the Members under Section 7.3 below, (ii) the note shall bear interest at an annual rate equal to the Merrill Lynch High Yield Corporate Bond Index—Triple C Rated as published in the Wall Street Journal, (the “Merrill Lynch High Yield Coprorate Bond Index Rate”), as of the date of the expiration of ten (10) business days after the written notice described in Section 6.2 above, plus 100 basis points, and (iii) the note shall be secured by a first lien security interest in the assets of the Company (provided, that such lien shall be subordinated to any pre-existing liens in favor of any prior institutional lenders to the Company).  On each one-year anniversary date of the note, the interest rate on the note shall be adjusted to equal the Merrill Lynch High Yield Coprorate Bond Index Rate in effect on such anniversary date, plus 100 basis points.

Section 6.4  Capital Accounts.

A separate capital account (“Capital Account”) shall be established and maintained for each Member.  The initial Capital Account of each Member shall reflect the Capital Contributions set forth on Exhibit B hereto.

Section 6.5  No Interest on Contributions.

No interest shall be paid on Capital Contributions or on the balance in each Member’s Capital Account, except as specifically provided herein.

Section 6.6  Return of Capital Contributions.

No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account, or to receive any distribution from the Company, except as specifically provided in this Agreement.  Except as otherwise provided herein, there shall be no obligation to return to any Member or withdrawn Member any part of such Member’s Capital Contribution to the Company for so long as the Company continues to exist.

Section 6.7  Member Loans.

If approved in advance by the Board, Members may make loans to the Company.

ARTICLE VII
ALLOCATIONS AND DISTRIBUTIONS

Section 7.1  Allocation of Profits and Losses.

(a) Profit and loss of the Company for each Fiscal Year shall be allocated to the Members in accordance with their respective Profit/Loss Percentages.

(b) If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii) (d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate the Member’s Adjusted Capital Account Deficit to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d).  The provision in this Section 7.1(b) is intended to be a “qualified income offset” provision within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner that is consistent with the requirements of that section.

(c) Notwithstanding any other provision of this Agreement, (i) nonrecourse deductions of the Company within the meaning of Treasury Regulations Section 1.704-2(b)(1) other than Member nonrecourse deductions within the meaning of Treasury Regulations Section 1.704-2(i) shall be allocated to the Members in accordance with their respective Profit/Loss Percentages, (ii) any Member nonrecourse deductions within the meaning of Treasury Regulations Section 1.704-2(i) shall be allocated in accordance with that section, and (iii) if there is a net decrease in “minimum gain” within the meaning of Treasury Regulations Sections 1.704-2(d) and (i) for any fiscal period of the Company, items of gain and income shall be allocated among the Members in accordance with the “minimum gain chargeback” rules contained in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).  The Members’ respective “interests in Company profits for purposes of allocating excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3) shall be equal to their respective Profit/Loss Percentages.

(d) If items of income and gain are allocable pursuant to the qualified income offset provision in Section 7.1(b) or the minimum gain chargeback provision in Section 7.1(b) (the “Regulatory Allocations”), items of income, gain, loss, and deduction otherwise allocable pursuant to Section 7.1(a) shall be allocated among the Members so that, to the extent possible, the allocation of items among the Members shall be equal to the allocation that would have occurred if the Regulatory Allocations had not been made.

(e) In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount such Member is treated as obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.1(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been made as if Section 7.1(b) and this Section 7.1(e) were not in the Agreement.

(f) To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Losses allocated pursuant to Section 7.1(a) hereof shall not exceed the maximum amount of losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year.  In the event that some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 7.1(a) hereof, the limitation set forth in this Section 7.1(g) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(h) All allocations of profits and losses (and all items contained therein) for federal income tax purposes shall be identical to all book allocations of such items set forth in this Article VII except as otherwise provided in this Article VII or as otherwise required by law.

(i) “Profits” and “losses” and any items of income, gain, expense or loss referred to in this Section 7.1 shall be determined in accordance with federal income tax accounting principles as modified by Treasury Regulations Section 1.704-1(b)(2)(iv), except that profits and losses shall not include items of income, gain, and expense that are specially allocated pursuant to Sections 7.1(c), 7.1(e)or 7.1(f) hereof.  All allocations of income, profits, gains, expenses, and losses (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 7.1, except as otherwise required by Section 704(c) of the Code and Section 1.704-1(b)(4) of the Treasury Regulations.

Section 7.2  Cash Available for Distribution, Defined.

As used herein, “Cash Available for Distribution” means, for any period, the excess (if any) of (i) the cash receipts of the Company (other than from a Terminating Capital Transaction) including receipts from the sale, exchange or other disposition of the assets of the Company, and amounts withdrawn from reserves, over (ii) disbursements of cash by the Company (other than distributions to Members and amounts paid with receipts from a Terminating Capital Transaction), including: (A) the payment of operating expenses and debt service on loans from both Members and third parties, (B) capital expenditures, and (C) amounts deposited in reserves, in each case as determined by the Board in its sole discretion.

Section 7.3  Distribution of Cash Available for Distribution; Tax Distributions.

For each calendar quarter, the Board shall, within thirty (30) days of the day following the end of such calendar quarter, distribute to the Members the Cash Available for Distribution for such calendar quarter pro rata among the Members in accordance with their respective Profit/Loss Percentages, unless otherwise determined by the unanimous vote or approval of the Managers.  Notwithstanding the foregoing, within thirty (30) days following the end of each Fiscal Year (as hereafter defined), the Board of Managers shall make a good faith estimate of the amount of taxable income to be recognized by each of the Members, and shall distribute to the Members from Cash Available for Distribution, pro rata among the Members in accordance with their respective Profit/Loss Percentages, an amount equal to forty percent (40%) times such Member’s distributive share of such taxable income so as to permit the Members to pay their respective federal, state and local income tax obligations.  Distributions required to be made pursuant to the preceding sentence shall be made at such times as may be appropriate to permit the Members to make estimated tax payments.

Section 7.4  No Right to Distributions in Kind.

No Member shall be entitled to demand property other than cash in connection with any distributions by the Company.

Section 7.5  Limitations on Return of Capital Contributions; Right of Offset.

Notwithstanding any of the provisions of this Article VII, (i) no Member shall have the right to receive from the Company, and the Company shall not have the right to make, a distribution which includes a return of all or part of a Member’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Company liabilities, other than the liabilities to a Member for the return of his Capital Contribution, does not exceed the fair market value of the Company’s assets; and (ii) the terms of this this Article VII are subject to the Company’s right of offset pursuant to section 7(b)(vi) of the Contribution Agreement of even date herewith by and among the Company, TriStone and certain other parties.

Section 7.6  Distributions Upon Liquidation.

Upon liquidation of the Company in connection with a Terminating Capital Transaction or otherwise, any remaining assets of the Company shall be distributed to the Members in the following order of priority:

(a) toward satisfaction of all outstanding debts and other obligations of the Company other than those specified in Section 7.6(b) hereof;

(b) toward repayment of outstanding loans, if any, made by Members to the Company; and

(c) thereafter, the balance, if any, to the Members with positive Capital Accounts in accordance with their respective positive Capital Account balances.

For purposes of this Section 7.6, the Capital Account of each Member shall be determined after all allocations of income, Profit, gain, Loss, and expense and all other adjustments made in accordance with Section 7.1 and Section 7.3 resulting from Company operations and from all sales and dispositions of all or any part of the Company’s assets.  Any distributions pursuant to this Section 7.6 should be made by the end of the Company’s taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of the liquidation).  To the extent deemed advisable by the Board of Managers, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

ARTICLE VIII
ACCOUNTING, TAX AND FISCAL MATTERS

Section 8.1  Fiscal Year.

The Company hereby adopts the calendar year, January 1 through and including December 31, as its fiscal year (the “Fiscal Year”).

Section 8.2  Books of Account.

(a) The Company shall keep full and accurate books of account in accordance with GAAP.  At the end of each Fiscal Year of the Company, the books shall be reviewed by such independent public accountants as may be selected by the Board of Managers (the “Company’s Accountant”), at the Company’s expense, and unaudited annual financial statements showing the financial position of the Company at the end of such Fiscal Year with the results of its operations for such Fiscal Year, reported upon by the Company’s Accountant, shall be mailed to each Member when available, but not later than March 31 of the year following the end of such Fiscal Year.

(b) The Members intend that the Company be treated as a partnership for federal income tax purposes, and the Company shall not elect to be treated as an association taxable as a corporation.  As soon as reasonably practicable after the end of each Fiscal Year of the Company, but in any event no later than March 31 of each year, the Board of Managers shall furnish each Member with Internal Revenue Service Form K-1, Federal Form 1065, and such other information as shall be necessary to enable each Member to prepare its income tax returns.  All questions of accounting shall be determined by the Board of Managers.

(c) The Board of Managers must approve all tax elections and tax accounting methods adopted by the Company for income tax purposes, and all agreements and settlements proposed to be entered into with the Internal Revenue Service as a result of any audit or examination of the Company’s federal income tax return.  Each Member shall have the right to participate equally in the conduct and negotiation of such agreement or settlement, and no Member shall litigate a tax issue involving the Company without the consent of the other Members.  Expenses of administrative proceedings and of litigation of Company tax issues, as approved by the Members, shall be paid by the Company.  Each Member shall have the right to review the Company’s income tax returns prior to the filing of such returns.

Section 8.3  Inspection of Books and Records; Reports.

Each of the Members or its duly authorized representatives shall have the right at its expense to examine and inspect, at any reasonable time and for any purpose, any of the books and records, accounts, properties and/or operations of the Company.  Such examination and inspection may be conducted by the Members’ own employees, by its own independent certified public accounts and/or by its other agents; provided, however, that such examination or inspection shall not unreasonably interfere with the operation of the Company

Section 8.4  Company Funds.

The funds of the Company shall be kept in the name of the Company in one or more separate bank accounts with banks or trust companies as selected by the Board of Managers.  Withdrawals from such bank accounts shall be made only by persons approved by the Board.

Section 8.5  Tax Matters and Tax Elections.

(a) Allegiancy shall be the Tax Matters Partner for the Company within the meaning of Section 6231(a)(7) of the Code.  The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner.  The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit or controversy proceeding initiated with respect to the Company by the IRS or any state or local taxing authority, and all expenses and fees incurred by the Tax Matters Partner on behalf of the Company shall constitute expenses of the Company.  In the event the Tax Matters Partner receives notice of a final partnership adjustment under Section 6223(a)(2) of the Code, the Tax Matters Partner shall either (i) file a court petition for judicial review of such adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all other Members on the date such petition is filed, or (ii) mail a written notice to all other Members, within such period, that describes the Tax Matters Partner’s reasons for determining not to file such a petition.

(b) Except as otherwise provided in this Section 8.5, the Board shall, in its sole discretion, decide whether to make any available elections under the Code or any applicable state or local tax law on behalf of the Company.

The Tax Matters Partner may, upon receiving the written consent of each other Member, make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of a Company Interest within the meaning of Section 743 of the Code.  Each Member shall, upon request of the Tax Matters Partner, supply the information necessary to give effect to such an election.

ARTICLE IX
INDEMNIFICATION

Section 9.1  Indemnification of Managers and Members.

Unless otherwise prohibited by law, the Company shall indemnify and hold harmless the Managers, the Members, the Officers, their respective agents, officers, Managers, and employees, and the agents, Officers and employees of the Company and their respective successors (individually, an “Indemnitee”) from any claim, loss, expense, liability, action or damage resulting from any act or omission performed by or on behalf of or omitted by an Indemnitee in its capacity as a Manager, a Member, or an agent, Officer or employee of the Company, including, without limitation, reasonable costs and expenses of its attorneys engaged in defense of any such act or omission; provided, however, that an Indemnitee shall not be indemnified or held harmless for any act or omission that is in violation of any of the provisions of this Agreement or that constitutes fraud, gross negligence or willful misconduct.  Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company.

Section 9.2  Expenses.

To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding with respect to which such Indemnitee is entitled to indemnification under Section 9.1 hereof shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article IX.

Section 9.3  Insurance.

The Company may purchase and maintain insurance coverage to the extent and in such amounts as the Board shall, in its discretion, deem reasonable, on behalf of the Indemnitees against any liability that may be asserted against or expense that may be incurred by any Indemnitees in connection with activities of the Company or such Indemnitees with respect to which the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

Section 9.4  Miscellaneous.

In no event may an Indemnitee subject a Member to personal liability by reason of these indemnification provisions.  An Indemnitee shall not be denied indemnification in whole or in part under this ARTICLE IX because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.  The provisions of this ARTICLE IX are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other Persons.

Section 9.5  Notice of Claims.

With respect to any claim made or threatened against (i) a Manager, a Member, any of their agents, officers, Managers or employees or any agent, Officer or employee of the Company, or their respective successors for which such Indemnitee is or may be entitled to indemnification under this ARTICLE IX or (ii) the Company, the Board shall, or shall cause such Indemnitee to:

(a) give written notice to the Members of such claim promptly after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim;

(b) provide the Members with such information and cooperation with respect to such claim as the Members may require, including, without limitation, making appropriate personnel available to the Members at such times as the Members shall request;

(c) cooperate and take all such steps as the Members may request to preserve and protect any defense to such claim;

(d) in the event suit is brought with respect to such claim, upon prior notice, afford the Members the right, which the Members may exercise in their sole discretion and at their expense, to participate in the investigation, defense, and settlement of such claim; and

(e) neither incur any material expense to defend against nor release or settle such claim or make any admission with respect thereto without the prior written consent of the Members.

ARTICLE X
MEMBER REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 10.1  Representations and Warranties.

Each Member represents and warrants to the Company and each other Member that, on the date of this Agreement (or such later date as such Member shall become admitted as a Member of the Company):

(a) Organization and Existence.  Such Member, if not an individual, is duly organized, validly existing, and in good standing under the laws of the state of its organization.

(b) Power and Authority.  Such Member has the full power and authority to execute, to deliver, and to perform this Agreement, and to carry out the transactions contemplated hereby.

(c) Authorization and Enforceability.  The execution and delivery of this Agreement by such Member and the carrying out by such Member of the transactions contemplated hereby have been duly authorized by all requisite corporate action, if necessary, and this Agreement has been duly executed and delivered by such Member and constitutes the legal, valid, and binding obligation of such Member, enforceable against it in accordance with the terms hereof.

(d) No Consents.  No authorization, consent, approval or order of, notice to or registration, qualification, declaration or filing with any governmental authority or other third parties is required for the execution, delivery, and performance by such Member of this Agreement or the carrying out by such Member of the transactions contemplated hereby, except those previously obtained.

(e) No Conflict or Breach.  None of the execution, delivery, and performance by such Member of this Agreement, the compliance with the terms and provisions hereof and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or will result in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation or the organizational or corporate documents of such Member or any applicable order, writ, injunction, judgment or decree of any court or governmental authority against such Member or by which it or any of its properties (other than its Shares in the Company) is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such Member is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

(f) No Proceedings.  There is no suit, action, hearing, inquiry, investigation or proceeding, at law or in equity, pending, or, to the knowledge of such Member, threatened, before, by or in any court or before any regulatory commission, board or other governmental administrative agency against or affecting such Member which could have a material adverse effect on the business, affairs, financial position, results of operations, property or assets, or condition, financial or otherwise, of such Member or on its ability to fulfill its obligations hereunder.

Section 10.2  Survival.

All representations and warranties contained in Section 10.1 shall survive the execution and delivery of this Agreement.

ARTICLE XI

TRANSFERS; RIGHTS WITH RESPECT TO TRANSFER

Section 11.1  Restrictions on Transfers; Securities Law Compliance.

No Shares may be Transferred, in whole or in part, unless (i) such Transfer is made in compliance with the terms of this Article XI, or (ii) compliance with the terms of this Article XI is waived by Unanimous Member Consent.  Any Transfer not in accordance with the terms of the immediately preceding sentence shall be void ab initio and without legal effect.  Unless waived by the Board, Shares shall not be Transferred in the absence of an opinion of counsel, satisfactory to the Board, that the registration of the Transfer of the Shares is not required under the Securities Act of 1933, as amended, or any other applicable federal or state securities laws.

Section 11.2  Affiliate Transfers.

Section 11.3(a) through (g), and Section 11.5, Section 11.6. Section 11.7 and Section 11.8, shall not apply, nor in any way bind or obligate a Member or any Affiliate Transferee of such Member with respect to any initial or successive Transfer by any of them of all or any portion of such Member’s Shares to any one or more of any Affiliate Transferees of such Member, provided that the Transferring Member either retains the right to directly vote any Shares so Transferred or the Transferring Member “controls” (as that term is defined in the definition of the term “Affiliate” in Section 1.1 above) each such Affiliate Transferee, and, provided, further, that each such Affiliate Transferee executes a writing in form acceptable to the Company’s legal counsel agreeing to become bound by all of the terms of this Agreement.  For the sake of clarity, a Transfer of Shares from a Member to any one or more Affiliate Transferees of such Member, provided that each such Affiliate Transferee executes a writing in form acceptable to the Company’s legal counsel agreeing to become bound by all of the terms of this Agreement, shall be effective to admit each such Affiliate Transferee as a Member of the Company, and no further Member approval shall be required

Section 11.3  Right of First Refusal; Transfers Generally.

(a) If any Member receives a Bona Fide Offer to sell all or any portion of his Shares (the “Offered Interest”) and desires to accept such Bona Fide Offer, such Member or his duly authorized representative (hereinafter called “Seller”) shall give written notice thereof (accompanied by a copy of the Bona Fide Offer) to the Company and to all other Members of the Company (the “Remaining Members”), which notice (hereinafter referred to as “Seller’s Notice”) shall set forth the following:

(i) the identity of the Person (hereinafter called “Purchaser”) to whom the Offered Interest is proposed to be Transferred;

(ii) the purchase price for the Offered Interest, the nature of the consideration to be paid and terms and schedule of payment therefor; and

(iii) any other terms and conditions associated with the sale of the Offered Interest.

(b) Upon receipt of Seller’s Notice, the Company shall have a period of thirty (30) days next following the date of mailing of Seller’s Notice within which to accept Seller’s offer to sell the Offered Interest to the Company.  If the Company elects to purchase the Offered Interest, written notice thereof shall be given to Seller on or before the last day of said thirty (30) day period.  Upon receipt of said notice, Seller shall be obligated to deliver to the Company the certificates or other instruments evidencing the Offered Interest, if any, properly endorsed for transfer, and the Company shall be obligated to accept the Offered Interest and pay the purchase price therefor.  If the Company fails to exercise its right to purchase the Offered Interest, the Company shall be deemed to have waived its right to purchase the Offered Interest, and all rights of the Company to purchase such Offered Interest under Seller’s Notice shall terminate.  If the right of the Company to purchase the Offered Interest terminates, the Company shall provide prompt written notice of such termination (the “Termination Notice”) to the Remaining Members.

(c) Upon receipt of the Termination Notice, each Remaining Member shall have a period of thirty (30) days next following the date of mailing of the Termination Notice within which to accept Seller’s offer to sell the Offered Interest.  The Remaining Members shall be entitled to purchase such portion of the Offered Interest as they may among themselves agree, or, if they shall not agree, each of the Remaining Members shall have the right to purchase that portion of the Offered Interest equal to the fraction, the numerator of which shall be the number of Shares of such Remaining Member and the denominator of which shall be the total Shares of all Remaining Members exercising the right of purchase; provided, however, that the Members exercising the right of purchase shall be required to purchase all of the Offered Interest.  If a Remaining Member elects to purchase the Offered Interest, written notice thereof shall be given to Seller on or before the last day of said thirty (30) day period.  Upon receipt of such notice, Seller shall be obligated to deliver to the Remaining Member or Members the certificates or other instruments evidencing the Offered Interest, if any, properly endorsed for transfer, and the Remaining Members who have exercised the above purchase rights shall be obligated to purchase the applicable portion of the Offered Interest and pay the purchase price therefor.  The Remaining Members failing to exercise their right to purchase the Offered Interest shall be deemed to have waived their right to purchase the Offered Interest, and all rights of those Remaining Members to purchase such Offered Interest under such Seller’s Notice shall terminate.

(d) If the forms of consideration (other than cash or cash-equivalents) offered by the Purchaser are such that the Company or the Members, as the case may be, cannot, despite reasonable efforts, furnish the same form of consideration, then the Company or the Members, as the case may be, may purchase the Offered Interest for substitute consideration in a cash amount determined by an independent valuation of such consideration performed by a qualified appraiser selected by the Board.  The running of all time periods provided herein shall be tolled until such appraisal is completed and delivered to the Company.

(e) If the Offered Interest is not purchased by the Company or the Remaining Members, but subject to the terms of Section 11.5 and Section 11.6 below, if applicable, Seller may make a bona fide Transfer or encumbrance to the Purchaser named in Seller’s Notice on the terms and conditions set forth therein.  If Seller fails to make such Transfer or encumbrance within thirty (30) days following the expiration of the Remaining Members’ purchase rights, such Shares shall become again subject to all the restrictions of this Agreement.

(f) The closing of any purchase by the Company or a Member pursuant to this Article XI shall take place at the principal office of the Company.

(g) Any Transfer of Shares, other than a Transfer that is expressly permitted by this Agreement, shall be effective only to give the Transferee the right to receive the share of allocations and distributions to which the transferor would otherwise be entitled.  Any Transferee (other than pursuant to a Transfer that is expressly permitted by this Agreement) shall not have the right to become a substituted Member without the written consent of the Board, which approval may be granted or denied in the exercise of the sole and absolute discretion of the Board, and in any event only if the Transferee agrees to be bound by all of the terms and conditions of this Agreement as then in effect.  Unless and until a Transferee (other than pursuant to a Transfer that is expressly permitted by this Agreement) is admitted as a substituted Member, the Transferee shall have no right to exercise any of the powers, rights, and privileges of a Member hereunder.  A Member who has assigned all of his Shares shall cease to be a Member and thereafter shall have no further powers, rights, and privileges as a Member hereunder, but shall, unless otherwise relieved of such obligations by agreement of the Board or by operation of law, remain liable for all obligations and duties incurred as a Member.  A Transferee who becomes a substitute Member is liable for any obligations of his transferor to make or retain capital contributions as provided in this Agreement and by the Act; provided, however, such Transferee shall not be obligated for liabilities of his transferor unknown to him at the time he became a Member.

(h) The Board may, in its reasonable discretion, charge a fee to cover the additional administrative expenses (including attorney’s fees) incurred in connection with, or as a consequence of the Transfer of, any Shares.

(i) The Company, each Member, and any other Person having business with the Company need deal only with Members who are admitted as Members or as substituted Members of the Company, and they shall not be required to deal with any other Person by reason of assignment by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement.  In the absence of the substitution (as provided herein) of a Member for an assigning or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall release the Company, its officers and the Board from all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

(j) No Person shall have a perfected lien or security interest in any Shares unless the creation of such security interest is in accordance with the provisions of this Agreement and the Company is notified of such security interest and provided a copy of all documentation with respect thereto, including financing statements, before execution and filing.

(k) Each Member agrees not to Transfer any part of his Shares (or take or omit to take any action, filing, election, or other action which could result in a deemed Transfer) if such Transfer (either considered alone or in the aggregate with prior Transfers by other Members) would result in the termination of the Company for federal income tax purposes and, in the sole discretion of the Board, such termination would have a material adverse effect on the Company and the Remaining Members.  Such a Transfer is void ab initio and without legal effect.

Section 11.4  Dilution; New Members.

Any issuance of additional Shares in accordance with this Agreement will cause a pro rata reduction in each Member’s Share Percentage.  No new Members shall be entitled to any retroactive allocation of income, losses, or expense deductions the Company incurs.

Section 11.5  Participation Rights.

Upon the receipt by one or more Members (the “Transferring Members”) of a Bona Fide Offer from a Purchaser to purchase all or a portion of the Shares of the Transferring Members that in the aggregate constitute at least sixty-six and two-thirds percent (66 2/3%) of all then-outstanding Shares, either in a single transaction or a series of related transactions, which offer the Transferring Members desire to accept, and the Company shall not have exercised its right of first refusal pursuant to Section 11.3, Section 11.3Section 11.3(b), and the Remaining Members shall have not exercised the right of first refusal pursuant to Section 11.3(c), then (i) the Transferring Members shall give written notice to the Remaining Members within fifteen (15) days following the expiration of the Remaining Members’ purchase rights under Section 11.3(c), and (ii) each Remaining Member may elect to include the Remaining Member’s Shares in the sale to the proposed Purchaser, at such price and upon such terms as shall be stated in Seller’s Notice.  To the extent a Remaining Member exercises such right of participation in accordance with the terms and conditions set forth below, the Shares which the Transferring Member may sell pursuant to the Seller’s Notice shall be correspondingly reduced.  The Remaining Members electing to exercise their right of participation may sell all or any part of their Shares that is not in excess of the product obtained by multiplying (i) the aggregate number of Shares covered by the Seller’s Notice by (ii) a fraction, the numerator of which is the number of Shares owned by the Remaining Members, and the denominator of which is the total number of Shares at the time owned by all selling Members.  The Remaining Members may make this election only by giving written notice to the Transferring Members of such election to participate in the sale, stating in such notice the number of Shares desired to be sold.  If a Remaining Member has not given such notice within fifteen (15) days after its receipt of the notice provided by the Transferring Members pursuant to this paragraph, such Member shall be deemed to have chosen not to participate.  The right of participation of the Remaining Members and the Transferring Member shall be subject to the following terms and conditions:

(a) The Remaining Members exercising rights under this Section 11.5 (a “Participant”) shall effect participation in the sale by delivering promptly to the Transferee(s) one or more certificates, if any such certificates exist, properly endorsed for Transfer, which represent the type and number of Shares which such Participant elects to sell, against tender of that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale.  To the extent that any Transferee prohibits such assignment or otherwise refuses to purchase Shares from a Participant exercising its rights of participation hereunder, the Transferring Member shall not sell to such Transferee any Shares unless and until, simultaneously with such sale, the Transferring Member shall purchase such Shares from such Participant.  Each Participant shall also enter into the same form of agreement with the Transferee as is required to be entered into by the Transferring Member; provided, that no Participant shall be required to make any representation, warranty or covenant other than a representation as to the Participant’s power and authority or capacity to effect such sale and title to its Shares; and, provided, further, that all Members required to indemnify or hold harmless the Transferee shall share such obligations on a pro rata basis based upon their respective ownership interests.

(b) The exercise or non-exercise of the rights of the Remaining Members hereunder to participate in one or more sales of Shares as the case may be, made by the Transferring Member shall not adversely affect their rights to participate in subsequent sales of Shares subject to this Section 11.5.

Section 11.6  Member’s Obligation to Participate in Sale.

(a) If (i) a Transferring Member desires to sell or in any manner to dispose of or otherwise Transfer either in a single transaction or a series of related transactions, a portion or all of his Shares to a Person that is not an Affiliate, (ii) such Shares in the aggregate constitute at least sixty-six and two-thirds percent (66 2/3%) of all outstanding Shares as of the date of the Seller’s Notice, and (iii) the Company and the Remaining Members entitled to exercise such rights have not exercised the right of first refusal in accordance with Section 11.3Section 11.3(b) or Section 11.3(c) to purchase all of the Offered Interest, or the right of participation in accordance with Section 11.5 (to the extent applicable) for all of the Remaining Members’ Shares, the Transferring Member may require by written demand that the Remaining Members be obligated to sell all, but not less than all, of the Shares of the Company then held by the Remaining Members at such price and upon such terms as shall be stated in the Seller’s Notice.

(b) If the Transferring Member shall have required the Remaining Members to sell their Shares pursuant to Section 11.6(a), the Remaining Members will deliver the certificate(s) for their Shares duly endorsed for Transfer to the Transferee thereof against tender of the purchase price to be paid to the Remaining Members in accordance with the Seller’s Notice.  The Remaining Members also shall enter into the same form of agreement with the Transferee as is required to be entered into by the Transferring Member; provided, that the Remaining Members shall not be required to make any representation, warranty or covenant other than a representation as to their power and authority or capacity to effect such sale and title to their Shares; and, provided, further, that all Members required to indemnify or hold harmless the Transferee shall share such obligations on a pro rata basis based upon their respective ownership interests.

(c) In the event that any Remaining Member fails to deliver such certificates, such Remaining Member shall for all purposes be deemed no longer to be a Member; provided, however, that the purchase price which would have been paid to such Remaining Member under this Section 11.6 shall be deposited in a bank or with an escrow agent for delivery to such Remaining Member at such time as such Remaining Member shall deliver the certificates required hereunder or a lost stock affidavit satisfactory in form and substance to the Company.

Section 11.7  Call Right.

(a) The occurrence of each of the following shall be deemed a “Triggering Event”: (i) December 31 of each calendar year, beginning on December 31, 2018; (ii) McQuay’s death; (iii) McQuay becoming Disabled; and (iv) McQuay’s Separation from the Company.  As used herein, the term “Offer Date” shall mean, as appropriate in accordance with the foregoing, (i) December 31 of such calendar year, (ii) the date of McQuay’s death, (iii) the date on which McQuay was determined to be Disabled, or (iv) the date on which McQuay’s Separation was determined to have occurred.  As used in this Section 11.7 and Section 11.8 below, the term “Transferring Member” shall mean TriStone and/or the Affiliate Transferees of TriStone as of the Offer Date (if any).

(b) Upon the occurrence of each and every Triggering Event, and at any time within the sixty (60) day period immediately following the Offer Date relating thereto (the “Call Right Period”), the Company shall have the right, but not the obligation, to redeem all of the Shares held by the Transferring Member at one (1) or more closings (the “Call Right”), at a price determined in accordance with Section 11.7(c) below and on a date which is not more than ninety (90) days following the date on which notice of the Company’s exercise of the Call Right is provided to the Transferring Member (the “Call Right Notice Date”) unless otherwise mutually agreed upon by the parties to such redemption in writing (such redemption date, the “Call Right Redemption Date”).

(c) The purchase price for Shares being redeemed by the Company pursuant to an exercise of the Call Right (the “Call Right Price”) shall be equal to the product of (i) the Profit/Loss Percentage with respect to the Shares being redeemed as of the Call Right Notice Date, times (ii) the Put-Call Value (as hereafter defined).

(d) The term “Put-Call Value” shall mean the product of (i) the Valuation Multiple (as hereafter defined), times (ii) the average of the Company’s gross revenue for each of the two calendar years immediately preceding the calendar year of the Call Right Notice Date or Put Right Notice Date (as hereafter defined).  The term “Valuation Multiple” shall mean (i) two and one-half (2.5) where the Call Right or Put Right (as hereafter defined, and together with the Call Right, the “Put-Call Rights”) is exercised on December 31, 2018 or in the calendar year beginning on January 1, 2019, (ii) two and one-quarter (2.25) where any of the Put-Call Rights are exercised in the calendar year beginning on January 1, 2020, (iii) two (2) where any of the Put-Call Rights are exercised in the calendar year beginning on January 1, 2021, (iv) one and three-quarters (1.75) where any of the Put-Call Rights are exercised in the calendar year beginning on January 1, 2022, (v) one and one-half (1.5) where any of the Put-Call Rights are exercised in the calendar year beginning on January 1, 2023, (vi) one and one-quarter (1.25) where any of the Put-Call Rights are exercised in the calendar year beginning on January 1, 2024, and (vii) one (1) where any of the Put-Call Rights are is exercised in the calendar year beginning on January 1, 2025 and any calendar year thereafter.

(e) Effective as of the Call Right Notice Date, automatically and without any action by any Person, all Shares held by the Transferring Member shall become non-voting, the TriStone Manager shall be deemed to have resigned as a Manager, and McQuay shall be deemed to have resigned as an Officer of the Company.

(f) The parties to any redemption of Shares pursuant to this Section 11.7 shall close and settle on the Call Right Redemption Date at the offices of the Company’s legal counsel, unless otherwise mutually agreed upon by the parties to such redemption in writing.  The Company shall on the Call Right Redemption Date pay to the Transferring Member ten percent (10%) of the Call Right Price in cash, and shall pay the remaining ninety percent (90%) of the Call Right Price to the Transferring Member, at the Company’s sole option and in its sole discretion, in the form of (i) a promissory note executed by the Company in favor of the Transferring Member, bearing interest on the unpaid principal balance at an annual rate equal to the annual prime commercial rate, as published by the Company’s primary depository institution (the “Prime Rate”) as of the Call Right Redemption Date plus one percent (1%), providing for five (5) equal annual principal and interest installments and amortization over a term of five (5) years, subject to prepayment in whole or in part at any time or times without penalty, and subject to acceleration upon a Change of Control, (ii) [Class B units] of Allegiancy of equivalent value as of the Call Right Redemption Date, (iii) cash, or (iv) any combination of the foregoing. The Transferring Member shall on the Call Right Redemption Date deliver the certificates representing the Shares  being redeemed to the Company properly endorsed in blank for transfer; provided, however, that if the Transferring Member fails to deliver such certificates on the Call Right Redemption Date, the Transferring Member shall for all purposes be deemed no longer to be a Member, and the Call Right Price that would have been paid shall be deposited in a bank or with an escrow agent for delivery to the Transferring Member upon such Transferring Member’s delivery of the certificates or a lost Shares affidavit in a form acceptable to the Company.

(g) Upon the closing of a redemption pursuant to this Section 11.7, the Company and the Remaining Members shall use reasonable efforts and take all steps reasonably necessary or prudent to obtain a release of the Transferring Member from any personal guarantee made by the Transferring Member of any debt, loan, contract, agreement, or obligation of the Company.

Section 11.8  Put Right.

(a) At any time within the ninety (90) day period immediately following the expiration of each Call Right Period which results from a Triggering Event occurring on December 31 only, the Transferring Member shall have the right, but not the obligation, to require the Company to redeem all of the Shares held by the Transferring Member at one (1) or more closings (the “Put Right”), at a price determined in accordance with Section 11.8(b) below and on a date which is not more than ninety (90) days following the date on which notice of the Transferring Member’s exercise of the Put Right is provided to the Company (the “Put Right Notice Date”) unless otherwise mutually agreed upon by the parties to such redemption in writing (such redemption date, the “Put Right Redemption Date”).

(b) The purchase price for Shares being redeemed by the Company pursuant to an exercise of the Put Right by the Transferring Member (the “Put Right Price”) shall be equal to the product of (i) the Profit/Loss Percentage with respect to the Shares being redeemed as of the Put Right Notice Date, times (ii) the Put-Call Value.

(c) Effective as of the Put Right Notice Date, automatically and without any action by any Person, all Shares held by the Transferring Member shall become non-voting, the TriStone Manager shall be deemed to have resigned as a Manager, and McQuay shall be deemed to have resigned as an Officer of the Company.

(d) The parties to any redemption of Shares pursuant to this Section 11.8 shall close and settle on the Put Right Redemption Date at the offices of the Company’s legal counsel, unless otherwise mutually agreed upon by the parties to such redemption in writing.  The Company shall on the Put Right Redemption Date pay the Put Right Price to the Transferring Member, at the Company’s sole option and in its sole discretion, in the form of (i) a promissory note executed by the Company in favor of the Transferring Member, bearing interest on the unpaid principal balance at an annual rate equal to Prime Rate as of the Put Right Redemption Date plus one percent (1%), providing for five (5) equal annual principal and interest installments and amortization over a term of five (5) years, subject to prepayment in whole or in part at any time or times without penalty, and subject to acceleration upon a Change of Control, (ii) [Class B units] of Allegiancy of equivalent value as of the Put Right Redemption Date, (iii) cash, or (iv) any combination of the foregoing. The Transferring Member shall on the Put Right Redemption Date deliver the certificates representing the Shares being redeemed to the Company properly endorsed in blank for transfer; provided, however, that if the Transferring Member fails to deliver such certificates on the Put Right Redemption Date, the Transferring Member shall for all purposes be deemed no longer to be a Member, and the Put Right Price that would have been paid shall be deposited in a bank or with an escrow agent for delivery to the Transferring Member upon such Transferring Member’s delivery of the certificates or a lost Shares affidavit in a form acceptable to the Company.

(e) Upon the closing of a redemption pursuant to this Section 11.8, the Company and the Remaining Members shall use reasonable efforts and take all steps reasonably necessary or prudent to obtain a release of the Transferring Member from any personal guarantee made by the Transferring Member of any debt, loan, contract, agreement, or obligation of the Company.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1  Confidentiality.

Each Member shall, at all times during the term of this Agreement, use its best efforts and take all appropriate steps to safeguard the secrecy and confidentiality of the Company’s marketing plans, customer information, specialized information, data bases, financial information and other confidential information regarding the Company and its activities.

Section 12.2  Notices.

Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a Member or when sent by facsimile (if confirmed) or nationally recognized reliable overnight carrier at the address of such Member set forth on Exhibit A attached hereto or at such other address as any Member hereafter may designate to the others in accordance with the provisions of this Section 12.2.  In addition, the Board shall be sent a copy of all such Notices, by facsimile or nationally recognized overnight carrier.  The date at which notice shall be deemed received shall be the date of the receipt of the copy of such notice by the Board.

Section 12.3  Entire Agreement.

This Agreement, including the Exhibit(s) or Schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein.  This Agreement supersedes all prior and contemporaneous agreements and oral understandings among the Members with respect to such matters, including without limitation the Operating Agreement of the Company dated April 30, 2015.  In the event there is any litigation, arbitration or other form of dispute resolution between the Members over the interpretation of any provision of this Agreement, the substantially prevailing Member(s) in such action shall be entitled to recover reasonable attorney’s fees from the nonprevailing Member(s) in such action.

Section 12.4  Amendment.

Except as provided by law, in the Company’s Certificate of Formation or otherwise set forth herein, this Agreement may be amended or altered only by a writing signed by all of the Members.

Section 12.5  Interpretation.

Wherever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine, or neuter forms.  The singular form of nouns, pronouns, and verbs shall include the plural, and vice versa.

Section 12.6  Severability.

Each provision of this Agreement shall be considered severable and if for any reason any provision hereof is determined to be invalid and contrary to existing or future law, such invalidity shall not impair the operation or affect those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects, and such invalid or unenforceable provision shall be replaced with the alternative valid and enforceable provision which otherwise gives maximum effect to the original intent of such invalid or unenforceable provision.

Section 12.7  Successors.

Except as expressly otherwise provided herein, this Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

Section 12.8  Further Assurances.

Each Member hereby agrees that it shall hereafter execute and deliver further instruments, provide all information and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 12.9  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

Section 12.10  Legal Counsel.

This Agreement has been prepared by LeClairRyan, A Professional Corporation (“LeClairRyan”), as counsel to the Company, after full disclosure of its representation of the Company and with the consent and at the direction of the Company and each Member.  Each Member acknowledges that it has reviewed the contents of this Agreement and fully understands its terms.  Each Member acknowledges that it is fully aware of its right to the advice of counsel independent from that of the Company, that it was advised by LeClairRyan that a conflict exists among the Members’ and the Company’s individual interests with respect to this Agreement and that such interests may presently and in the future be adverse, and that it should seek the advice of independent counsel, and that it has had the opportunity to seek the advice of independent counsel.  Each Member further acknowledges that LeClairRyan has provided no advice or representations to it regarding the tax consequences of this Agreement to it, and that it has been advised to seek the advice and consultation of its own personal tax advisers with respect to such tax consequences.  Each Member, by executing this Agreement, represents that it has, after being advised of the potential conflicts among the Members and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, not to consult such independent legal counsel.

[Counterpart Signature Page(s) Follow]

COUNTERPART SIGNATURE PAGE TO OPERATING AGREEMENT OF ALLEGIANCY HOUSTON, LLC

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MEMBERS:

ALLEGIANCY, LLC,
a Delaware limited liability company

By: /s/ Stevens M. Sadler

Its: Chief Executive Officer

TRISTONE REALTY MANGEMENT, LLC,
a Delaware limited liability company

       By: /s/ Randy McQuay

       Its: Manager

COMPANY:

ALLEGIANCY HOUSTON, LLC,
a Delaware limited liability company

By: /s/ Stevens M. Sadler

Its: Manager

Exhibit A

Member Information and Address for Notices

If to Allegiancy:

Steven Sadler, CEO

10710 Midlothian Turnpike, Suite 202

Richmond, VA 23235

Telephone: 804 379 9560
Facsimile: 866 842 7591

If to TriStone:

Randy McQuay, CEO
13831 Northwest Freeway, Suite 510
Houston, TX 77040
Telephone: 713 446 9482
Facsimile: 281 847 9966

Exhibit B

Capital Contributions, Shares, Percentage Interests and Profit/Loss Percentages

May 29, 2015

Member	Capital Contribution	Shares	Percentage Interest	Profit/Loss Percentage*
TriStone Realty Management, LLC	On file with Company records	600	60.00%	30.00%
Allegiancy, LLC	On file with Company records	400	40.00%	70.00%
TOTALS:	On file with Company records	1000	100%	100%

*  Reflects Profit/Loss Percentages prior to occurrence of Conversion Event.  Upon occurrence of Conversion Event and thereafter, each Member’s Profit/Loss Percentage shall be equal to such Member’s Percentage Interest.